Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Number 333- on Form S-8 pertaining to the CoStar Group, Inc. Amended and Restated Employee Stock Purchase Plan of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedule of CoStar Group, Inc. and the effectiveness of internal control over financial reporting of CoStar Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

McLean, Virginia
September 14, 2015